NEWS RELEASE

For: IMMEDIATE RELEASE

Date: APRIL 22, 2005

Contact: CHARLES S. HOWARD, PRESIDENT or DAVID A. MEINERT, EVP & CFO

MIDWESTONE FINANCIAL GROUP, INC.

REPORTS HIGHER FIRST QUARTER 2005 EARNINGS

Oskaloosa, Iowa -- MidWestOne Financial Group, Inc. announced that the financial holding company earned $1,730,000, or $.46 per share basic, for the first quarter of 2005. Net income for the first quarter of 2005 increased 11 percent compared with $1,558,000, or $.41 per share basic, for the first quarter of 2004. Diluted earnings per share were $.45 for the first quarter of 2005 compared with $.40 for the first quarter of 2004. The increase in net income for the first quarter of 2005 was mainly due to a one-time charge in the first quarter of 2004 related to the retirement of a subsidiary bank president, which was partially offset by a decrease in net interest income in 2005.

Complete earnings, as outlined in this release, will be discussed at MidWestOne Financial Group's annual meeting of shareholders on April 29, 2005. All of the Company's shareholders are invited to attend the meeting in Oskaloosa.

Return on average assets for the Company was 1.09 percent for the first quarter of 2005 compared with 1.01 percent in the first quarter of 2004. The return on average shareholders' equity for the first quarter of 2005 improved to 12.22 percent from 10.98 percent for the quarter ended March 31, 2004. Cash dividends paid to shareholders in the first quarter of 2005 were $.17 per share, the same amount paid in each quarter of 2004.

The Company's net interest income for the first quarter of 2005 was $129,000, or 2.0 percent, lower in comparison to the quarter ended March 31, 2004. Net interest income for the first quarter of 2005 has been adversely affected by the rising market interest rate environment as interest-bearing liabilities have re-priced faster than have interest-earning assets. Total interest income increased $46,000, or .5 percent, and total interest expense increased $175,000, or 5.3 percent, for the first quarter of 2005 compared to the same period of 2004. Net interest margin decreased to 4.31 percent for the first quarter of 2005 compared to 4.52 percent for the three months ended March 31, 2004.

Total assets of the Company decreased slightly to $641,616,000 as of March 31, 2005 from $650,564,000 on December 31, 2004. Assets increased $19,597,000 when comparing March 31, 2005 with the March 31, 2004 total of $622,019,000. Total deposits as of March 31, 2005 were $472,255,000 versus $475,102,000 on December 31, 2004 and $457,635,000 as of March 31, 2004.

The Company's total loans increased 1.5 percent as of March 31, 2005 to $404,802,000 compared with the year-end 2004 balance of $398,854,000 primarily due to loan growth in the Waterloo, Iowa market. Loans increased $17,666,000 in comparison with the March 31, 2004 total of $387,136,000. Total loans as a percentage of deposits were 85.7 percent on March 31, 2005, compared with 84.0 percent as of December 31, 2004 and 84.6 percent on March 31, 2004.

Loan pool participations totaled $96,597,000 on March 31, 2005 compared with $105,502,000 on December 31, 2004 and $80,155,000 on March 31, 2004. The reduction from the December 31, 2004 balance is due to collections during the first quarter of 2005. The Company acquired one new loan pool participation in the first quarter of 2005 for $3,599,000.

Non-performing loans as of March 31, 2005 decreased to $2,165,000 compared with $2,915,000 on December 31, 2004. As of March 31, 2005, non-performing loans were .53 percent of total loans compared with .73 percent of total loans on December 31, 2004. Other real estate owned as of March 31, 2005 increased to $385,000 from the year-end 2004 total of $169,000. Other real estate owned represents the estimated fair value of property held by the Company following foreclosure.

During the first quarter of 2005, the Company's provision for loan loss expense totaled $191,000 compared with $158,000 in the first quarter of 2004. At March 31, 2005, the Company's allowance for loan losses was $4,906,000, which was 1.21 percent of total loans. At December 31, 2004, the allowance for loan losses was $4,745,000, or 1.19 percent of total loans, and was $4,835,000 at March 31, 2004, which was 1.25 percent of total loans. During the first quarter of 2005, the Company charged off net loans totaling $30,000 compared to $180,000 in the first quarter of 2004.

Total non-interest income increased slightly during the first quarter of 2005. Reduced secondary market loan origination fees were offset by increased service charge income. Total non-interest expense decreased $414,000 in the first quarter of 2005 compared with the first quarter of 2004, with approximately $411,000 of the decrease attributable to the one-time charges associated with the retirement of the president of MidWestOne Bank in Burlington.

On March 18, 2005, the Company announced plans to consolidate the Company's four subsidiary banks under one charter known as MidWestOne Bank. Management believes that the consolidation will offer added benefits and conveniences to the banks' customers as well as improve operating efficiencies for the Company. Consolidation efforts are estimated to be completed by the first quarter of 2006.

MidWestOne Financial Group, Inc. is a financial holding company headquartered in Oskaloosa, Iowa. The Company's bank subsidiaries are MidWestOne Bank & Trust in Oskaloosa, North English, Belle Plaine, Hudson and Waterloo, Iowa; Central Valley Bank in Ottumwa, Fairfield and Sigourney, Iowa; Pella State Bank in Pella, Iowa; and MidwestOne Bank in Burlington, Fort Madison and Wapello, Iowa. MidWestOne Investment Services, Inc. provides retail brokerage and financial planning services throughout the banking offices of the Company. MidWestOne Financial Group, Inc. common stock is traded on the Nasdaq National Market System under the symbol "OSKY". The Company's web site can be found at www.midwestonefinancial.com.

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties that could cause the actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

MIDWESTONE FINANCIAL GROUP
AND SUBSIDIARIES
CONSOLIDATED FINANCIAL SUMMARY

(unaudited)		QUARTER ENDED
(in thousands, except share & per share data)		MARCH 31,
		2005	2004
Summary of Operations:
Statement of Income:
Interest income (excluding loan pool participations)		$ 7,012	$ 6,987
Interest income and discount on loan pool participations		2,756	2,735
Total interest income		9,768	9,722
Total interest expense		3,479	3,304
Net interest income		6,289	6,418
Provision for loan losses		191	158
Other income		1,006	992
Other expense		4,462	4,876
Income before tax		2,642	2,376
Income tax expense		912	818
Net income		$ 1,730	$ 1,558

Per Share Data:
Net income - basic		$0.46	$0.41
Net income - diluted		$0.45	$0.40
Dividends declared		$0.17	$0.17
Weighted average shares outstanding		3,763,715	3,798,866
Weighted average diluted shares outstanding		3,855,748	3,920,211

Performance Ratios:
Return on average assets		1.09%	1.01%
Return on average equity		12.22%	10.98%
Net interest margin (FTE)		4.31%	4.52%
Net loan charge-offs/average loans		0.03%	0.19%

	MARCH 31,		December 31,
	2005	2004	2004
Selected Balance Sheet Data - At Period End:
Balances:
Total assets	$ 641,616	$ 622,019	$ 650,564
Loans, net of unearned income	404,802	387,136	398,854
Allowance for loan losses	4,906	4,835	4,745
Loan pool participations	96,597	80,155	105,502
Total deposits	472,255	457,635	475,102
Total shareholders' equity	57,698	57,692	56,930

Per Share Data:
Book value	$15.30	$15.12	$15.18
Tangible book value	$11.48	$11.41	$11.32
Common shares outstanding	3,770,171	3,815,034	3,751,386

Financial Ratios:
Total shareholders' equity/total assets	8.99%	9.27%	8.75%
Total loans/total deposits	85.72%	84.59%	83.95%
Nonperforming loans/total loans	0.53%	0.81%	0.73%
Allowance for loan losses/total loans	1.21%	1.25%	1.19%
Allowance for loan losses/nonperforming loans	226.62%	154.76%	162.81%

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